UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 12, 2006

Date of Report (date of earliest event reported)

HEMOSENSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32541	77-0452938
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

651 River Oaks Parkway

San Jose, California 95134

(Address of principal executive offices)

(408) 719-1393

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2006, HemoSense, Inc. (“HemoSense” or the “Company”) entered into the Securities Purchase Agreement attached hereto as Exhibit 4.1 (the “Agreement”) with New Enterprise Associates 12, Limited Partnership (the “Investor”). Pursuant to the Agreement, the Investor purchased 1,772,151 shares of HemoSense common stock (the “Shares”), at a price of $3.95 per share. The aggregate consideration received from the private placement was $6,999,996.45.

The private placement was completed pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder. The Investor was an accredited investor within the meaning of Rule 501(a) of Regulation D and the Shares were sold without any general solicitation by the Company or its representatives.

HemoSense agreed to register the resale of the Shares with the Securities and Exchange Commission within 90 days following the closing of the private placement (the “Resale Registration”). In connection with the private placement, the holders of registration rights under the Amended and Restated Investor Rights Agreement dated February 7, 2005 (the “2005 Rights Agreement”) waived their rights to include their registrable securities in the Resale Registration and agreed to amend the 2005 Rights Agreement to grant the Investor certain registration rights. The amendment to the 2005 Rights Agreement is attached hereto as Exhibit 4.2.

On December 12, 2006, the Company issued the press release attached hereto as Exhibit 99.1 regarding the private placement.

The foregoing description is only a summary and is qualified in its entirety by reference to the aforementioned transaction documents contained in Exhibits 4.1, 4.2, and 99.1, each of which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Securities Purchase Agreement dated December 12, 2006 by and between HemoSense, Inc. and the Investor

4.2	Amendment dated December 12, 2006 to the Amended and Restated Investor Rights Agreement dated February 7, 2005

99.1	Press Release of HemoSense, Inc. dated December 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HEMOSENSE, INC.

Date: December 13, 2006	By:	/s/ James D. Merselis
James D. Merselis
President and Chief Executive Officer